FIRST AMENDMENT TO RIGHTS AGREEMENT

FIRST AMENDMENT (this “Amendment”) dated as of November 20, 2006, to the RIGHTS AGREEMENT, dated as of December 23, 1999 (the “Rights Agreement”), between OREGON STEEL MILLS, INC., a Delaware corporation (the “Company”), and MELLON INVESTOR SERVICES LLC (f/k/a CHASEMELLON SHAREHOLDER SERVICES, LLC), a New Jersey limited liability company (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement (capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Rights Agreement);

WHEREAS, pursuant to Section 27 of the Rights Agreement, for as long as the Rights are redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights;

WHEREAS, the Company desires to amend the Rights Agreement to render the Rights inapplicable to the Offer and the Merger (each as defined in the Merger Agreement (as defined below)) and the other transactions contemplated by the Merger Agreement; and

WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby amend the Rights Agreement as follows:

(a)           Amendment to Section 1(a). The following text is added at the end of the definition of “Acquiring Person” in Section 1(a) of the Rights Agreement:

“Notwithstanding anything in this Agreement to the contrary, none of Parent or Purchaser shall be deemed to be an Acquiring Person, either individually or collectively, by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement of the Merger, (iii) the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or (iv) the acquisition of Common Stock pursuant to the Offer, the Merger or the Merger Agreement.”

(b)           The following definitions are added to Section 1 of the Rights Agreement in the appropriate alphabetical order:

“Effective Time” shall have the meaning assigned to such term in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger dated as of November 20, 2006, among Parent, Purchaser and the Company, as the same may be amended from time to time.

“Merger” shall have the meaning assigned to such term in the Merger Agreement.

“Purchaser” shall mean Oscar Acquisition Merger Sub, Inc., a Delaware corporation, and a wholly owned subsidiary of Parent.

“Offer” shall have the meaning assigned to such term in the Merger Agreement.

“Parent” shall mean Evraz Group S.A., a company incorporated as a société anonyme under the laws of the Grand Duchy of Luxembourg.

(c)           Amendment to Section 3(b). The following text is added at the end of Section 3(b) of the Rights Agreement:

“Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date or Distribution Date shall occur by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement of the Merger, (iii) the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or (iv) the acquisition of Common Stock pursuant to the Offer, the Merger or the Merger Agreement.”

(d)           Section 7(e) of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, no Invalidation Time shall occur by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement of the Merger, (iii) the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or (iv) the acquisition of Common Stock pursuant to the Offer, the Merger or the Merger Agreement.”

(e)           Section 11(a)(ii) of the Rights Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing or anything in this Agreement to the contrary, this Section 11(a)(ii) shall not apply by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement of the Merger, (iii) the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or (iv) the acquisition of Common Stock pursuant to the Offer, the Merger or the Merger Agreement.”

(f)            Section 13 of the Rights Agreement is amended by adding the following provision at the end thereof:

“(f)          Notwithstanding the foregoing or anything in this Agreement to the contrary, this Section 13 shall not apply by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement of the Merger, (iii) the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or (iv) the acquisition of Common Stock pursuant to the Offer, the Merger or the Merger Agreement.”

Section 2.  Full Force and Effect.  This Amendment shall become, and be deemed to be, effective immediately prior to the execution and delivery of the Merger Agreement.  Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

Section 3.  Governing Law.  This Amendment for all purposes shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 4.  Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 5.  Authority.  Each party represents that such party has full power and authority to enter into this Amendment and that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

Section 6.  Severability.  If any term, provision, covenant or restriction of this Amendment or applicable to this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS,WHEREOF, the Company has caused this Amendment to be duly executed as of the day and year first above written.

OREGON STEEL MILLS, INC.

By:	/s/ Jennifer R. Murray
Name: Jennifer R. Murray
Title: Vice President Administration and Corporate Secretary

Acknowledged and Approved by:

MELLON INVESTOR SERVICES LLC,
as Rights Agent

By:	/s/ Tiffany J. Skiles
Name: Tiffany J. Skiles
Title: Assistant Vice-President